Exhibit 10.1

PURCHASE AGREEMENT

Dated as of July 20, 2007

By and Among

ELDORADO RESORTS LLC

NGA ACQUISITIONCO, LLC

and

DONALD L. CARANO

Relating To The

Purchase and Sale of

Membership Interests of

Eldorado Resorts LLC

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ANNEXES

A.	Disclosure Schedule of the Company
B.	Disclosure Schedule of Carano
C.	Articles of Organization of the Company
D.	Second Amended and Restated Operating Agreement of the Company
E.	Registration Rights Agreement
F.	Subsidiaries of the Company
G.	Equity Owners of the Company
H.	Gaming Authorities
I.	Officer’s Certificate-Company
J.	Secretary’s Certificate-Company
K.	Carano Certificate
L.	Officer’s Certificate-Purchaser
M.	Secretary’s Certificate-Purchaser
N.	Put-Call Agreement
O.	Pro Forma Capitalization of the Company

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PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (the “Agreement”) is entered into as of July 20, 2007, by and among the following parties (collectively, the “Parties”, or, individually, the “Party”):

ELDORADO RESORTS LLC, a Nevada limited liability company (the “Company”);

NGA ACQUISITIONCO, LLC, a Nevada limited liability company (“Purchaser”); and

DONALD L. CARANO (“Carano”).

Recitals

A.     The Company (i) owns and operates the Eldorado Hotel & Casino in Reno, Nevada (“Eldorado-Reno”), (ii) owns 96.1858% of Eldorado Limited Liability Company (“ELLC”), a Nevada limited liability company which owns a 50% interest in a Nevada general partnership that owns and operates the Silver Legacy Resort Casino in Reno, Nevada (“Silver Legacy”), (iii) owns, indirectly through two wholly owned Nevada limited liability companies, a 76.4% interest in Eldorado Shreveport Joint Venture (the “Louisiana Partnership”), a Louisiana general partnership that owns the Eldorado Casino Shreveport in Shreveport, Louisiana (“Eldorado-Shreveport”), which is managed by the Company, and (iv) owns a 21.25% interest in Tamarack Crossing, LLC, a Nevada limited liability company that owns and operates Tamarck Junction Casino and Restaurant in Reno, Nevada (“Tamarack”).

B.     Carano, the presiding member of the Company’s Board of Managers and the Company’s Chief Executive Officer, owns beneficially an equity interest in the Company (the “Carano Interest”). The Carano Interest includes a membership interest in the Company directly owned by Carano (the “Directly Owned Carano Interest”) that represents three percent (3%) of all the membership interests in the Company issued and outstanding on the date of this Agreement, before giving effect to the issuance of the New Membership Interest (as defined).

C.     Purchaser desires (i) to purchase from Carano, and Carano desires to sell to Purchaser, the Directly Owned Carano Interest, and (ii) to purchase from the Company, and the Company desires to sell to Purchaser, a newly authorized membership interest in the Company (the “New Membership Interest”) that represents fourteen and forty-seven one hundredths percent (14.47%) of all the membership interests in the Company that will be issued and outstanding on the Closing Date after giving effect to the issuance of the New Membership Interest, upon the terms and subject to the conditions hereinafter set forth in this Agreement.

Agreement

IN CONSIDERATION of the mutual covenants and conditions herein contained, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

Certain Definitions

The following terms, as used herein, shall have the meanings respectively ascribed to them:

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition: (a) “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and (b) the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” has the meaning set forth in the preface to this Agreement, as amended from time to time in accordance with Section 8.03 hereof.

“Articles of Organization” means the Articles of Organization of the Company, as amended and in effect at the date hereof; a copy of which is included in Annex C hereto.

“Benefit Plan” means any Plan established by the Company or any Subsidiary of the Company, or any predecessor or Affiliate of any of the foregoing, existing at the Closing Date or prior thereto, to which the Company or any Subsidiary of the Company contributes or has contributed, or under which any employee, former employee or director of the Company or any Subsidiary of the Company or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

“Blocker” means NGA Blocker, LLC, a Nevada limited liability company.

“Business Day” means any day other than a Saturday, Sunday, or day on which banking institutions in Washoe County, City of Reno and State of Nevada are authorized or required by law to remain closed.

“CEJV” means Circus and Eldorado Joint Venture, a Nevada general partnership of which ELLC and Galleon, Inc. are the partners.

“Carano” has the meaning set forth in the preface to this Agreement.

“Carano Disclosure Schedule” has the meaning set forth in Section 3.01 hereof.

“Carano Interest” has the meaning set forth in the Recitals to this Agreement.

“Carano-Owed Amount” has the meaning set forth in Section 2.04 hereof.

“Chosen Courts” has the meaning set forth in Section 8.06 hereof.

“Closing” and “Closing Date” have the meanings set forth in Section 2.03 hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preface to this Agreement.

“Company’s Disclosure Schedule” has the meaning set forth in Section 3.01 hereof.

“Company-Controlled Subsidiaries” means the Subsidiaries of the Company other than CEJV and Silver Legacy Capital Corp., a Nevada corporation wholly owned by CEJV.

“Company-Owed Amount” has the meaning set forth in Section 2.04 hereof.

“Confidentiality Agreement” has the meaning set forth in Section 4.09 hereof.

“Contract” means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).

“Credit Facility” means the Third Amended and Restated Loan Agreement, dated as of February 28, 2006, by and among the Company, Bank of America, N.A., as Administrative Agent, and Banc of America Securities LLC, as Lead Arranger and Sole Book Manager.

“Defined Benefit Plan” means each Benefit Plan which is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.

“Directly Owned Carano Interest” has the meaning set forth in the Recitals to this Agreement.

“Directly Owned Carano Interest Consideration” has the meaning set forth in Section 2.02(i) hereof.

“Disclosure Schedules” has the meaning set forth in Section 3.01 hereof.

“Distribution” has the meaning set forth in Section 4.07 hereof.

“Eldorado Disclosure” means the annual report of the Company and Eldorado Capital Corp., a Nevada corporation (“Eldorado Capital Corp.”), for the year ended December 31, 2006, and the quarterly report of the Company and Eldorado Capital Corp. for the quarter ended March 31, 2007, each prepared in accordance with requirements of the Eldorado Indenture.

“Eldorado Indenture” means the Indenture dated April 20, 2004, by and among the Company and Eldorado Capital Corp., as issuers, and U.S. Bank National Association, as trustee, relating to the 9% Senior Notes due 2014 issued by the Company and Eldorado Capital Corp., as amended by Supplemental Indentures dated as of August 11, 2005 and November 21, 2006, respectively.

“ELLC” has the meaning set forth in the Recitals to this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person who is in the same controlled group of corporations or who is under common control with the Company or, before the Closing, the Company or any Subsidiary (within the meaning of Section 414 of the Code).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means those generally accepted accounting principles and practices that are recognized as such in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Registered Public Accountants (the “Accounting Board”), the opinions and pronouncements of the Public Company Accounting Oversight Board (the “PCOAB”) and the statements and pronouncements of the Financial Accounting Standards Board (“FASB”) or other appropriate boards or committees thereof and that are consistently applied for all periods so as to properly reflect the financial condition, and the results of operations and cash flows, of the applicable Person or Persons, except that any accounting principle or practice required to be changed in order to continue as a generally accepted accounting principle or practice may be so changed; provided, however, that it is understood that unaudited statements may be prepared in accordance with the requirements of the SEC applicable to unaudited financial statements on Form 10-Q.

“Gaming Authority” means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal or foreign government, any state, province or any city or other political subdivision or otherwise, and whether now or hereafter in existence, or any officer or official thereof, including the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Louisiana Gaming Board and any other applicable gaming regulatory authority with authority to regulate any gaming operation (or proposed gaming operation) that is (or is proposed to be) owned, managed or operated by the Company or any of its Subsidiaries.

“Governmental Authority” means any court, administrative agency or commission or other federal, state, local or foreign governmental authority or instrumentality, including any Gaming Authority.

“Governing Documents” means, with respect to any Person, such Person’s articles or certificate of incorporation and by-laws, articles of organization or certificate of formation and limited liability company agreement or operating agreement, or other constitutive documents.

“Indemnified Party” has the meaning set forth in Section 6.07 hereof.

“Indemnifying Party” has the meaning set forth in Section 6.07 hereof.

“IRS” means the United States Internal Revenue Service.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Lien” means a charge, mortgage, pledge, security interest, restriction (other than a restriction on transfer arising under Securities Laws), claim, lien, or encumbrance of any nature whatsoever.

“Losses” has the meaning set forth in Section 6.01 hereof.

“Louisiana Partnership” has the meaning set forth in the Recitals to this Agreement.

“Material Adverse Effect” means, with respect to the Company, an effect or change that, individually or in the aggregate with other such effects or changes, is both material and adverse with respect to the financial condition, results of operations, assets, business or management of the Company and its Subsidiaries, taken as a whole; provided, however, that in determining whether there has been a Material Adverse Effect, any adverse effect from and after the date hereof shall be disregarded to the extent it results from or is attributable to any of the following: (i) general economic conditions; (ii) conditions in the businesses in which the Company operates; (iii) the execution of the Agreement (including the identity of Purchaser) or any of the agreements or other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby; (iv) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof; or (v) changes in laws, rules or regulations of any Governmental Authority or interpretations thereof by any Governmental Authority or changes in accounting rules, in each case as to clauses (i), (ii), (iv) and (v) as do not materially disproportionately impact the Company and its Subsidiaries, taken as a whole, relative to the operations of other hotel/casino companies in the Reno, Nevada and Shreveport, Louisiana markets.

“NGA HoldCo” means NGA HoldCo, LLC, a Nevada limited liability company.

“Nevada Limited Liability Company Act” means Chapter 86 of the Nevada Revised Statutes.

“New Membership Interest” has the meaning set forth in the Recitals to this Agreement.

“New Membership Interest Consideration” has the meaning set forth in Section 2.02(ii) hereof.

“Operating Agreement” means the Company’s Second Amended and Restated Operating Agreement, which shall become effective on the Closing Date, a copy of which is included as Annex D hereto.

“Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right or other contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock or membership interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or membership interests of such Person or (ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or membership interests of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers of such Person or the manner in which any shares of capital stock or membership interests of such Person are voted.

“Order” has the meaning set forth in Section 5.01(iv) hereof.

“Party” or “Parties” has the meaning set forth in the preface to this Agreement.

“Pension Benefit Plan” means each Benefit Plan which is a pension benefit plan within the meaning of Section 3(2) of ERISA.

“Permitted Liens” means (A) Liens securing liabilities that, in each case, are existing on the date of this Agreement disclosed or reserved against in the financial statements included in the Eldorado Disclosure; (B) Liens for Taxes not yet due or payable or being contested in good faith (and, in either case, for which adequate accruals or reserves have been established in the financial statements included in the Eldorado Disclosure); (C) mechanics or materialmen liens and similar liens arising by operation of law; or (D) Liens that do not materially detract from the value or materially interfere with any current use of such property or assets.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, business trust, governmental entity, or unincorporated organization.

“Previously Disclosed” has the meaning set forth in Section 3.01 hereof.

“Proposed 2007 Financing” has the meaning set forth in Section 4.06 hereof.

“Purchased Interest” means collectively the Directly Owned Carano Interest and the New Membership Interest.

“Purchaser” has the meaning set forth in the preface to this Agreement.

“Put-Call Agreement” means the Put-Call Agreement to be entered into by the Parties, a copy of which is included as Annex N hereto.

“Qualified Plan” means each Benefit Plan which is intended to qualify under Section 401 of the Code.

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into by the Company and Purchaser at Closing, a copy of which is included as Annex E hereto.

“Required SEC Registration” has the meaning set forth in Section 5.01(b) hereof.

“Rights” means, with respect to any Person, any Contracts, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any equity interest in or equity appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or other equity interest in such Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means, collectively, the Securities Act, the Exchange Act, the Investment Company Act, and any other federal, state, local or foreign securities laws.

“Sellers” means, collectively, the Company and Carano.

“SGHI” has the meaning set forth in Section 2.02(i) hereof.

“Shreveport Bonds” means the First Mortgage Notes due 2012 co-issued by the Louisiana Partnership and Shreveport Capital Corporation pursuant to the Shreveport Indenture.

“Shreveport Indenture” means the Amended and Restated Indenture relating to the Shreveport Bonds dated as of July 21, 2005, among the Louisiana Partnership, Shreveport Capital Corporation, the guarantors listed on the signature page thereto and US Bank National Association, as trustee.

“Subject Defined Benefit Plan” means each Defined Benefit Plan listed and described in the Company’s Disclosure Schedule.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) provided, however, with respect to the Company, Silver Legacy Capital Corp., a Nevada corporation wholly owned by CEJV, shall be deemed to be a Subsidiary of the Company for all purposes hereunder; and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof), provided, however, with respect to the Company, CEJV shall be deemed to be a Subsidiary of the Company for all purposes hereunder.

“Tax Returns” means any return (including, without limitation, information returns, annual reports or other returns in respect of any benefit plan), declaration, report, claim for refund, information return or statement relating to any Tax, together with all schedules or attachments thereto, and including any amendments of any of the foregoing.

“Tax” or “Taxes” means all taxes, charges, fees, levies or other assessments, however denominated, and whether imposed by a taxing authority within or without the United States, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

“Third Party Claim” has the meaning set forth in Section 6.05 hereof.

“Transaction Documents” means this Agreement, the Operating Agreement, the Registration Rights Agreement, the Put-Call Agreement and all other agreements, certificates, documents, instruments and writings at any time delivered by the Company and its Subsidiaries in connection with the transactions contemplated hereby.

ARTICLE II

Purchase and Sale of the Purchased Interest; Closing

Section 2.01     Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing the Purchased Interest shall be acquired by Purchaser as follows:

(i)     Carano shall sell and assign to Purchaser, and Purchaser shall purchase and acquire from Carano, the Directly Owned Carano Interest, and

(ii)     the Company shall sell and issue to Purchaser, and Purchaser shall purchase and acquire from the Company, the New Membership Interest.

Section 2.02     Purchase Price. The purchase price for the Purchased Interest shall be paid as follows:

(i)     except as otherwise provided in Section 2.04, in consideration for the Directly Owned Carano Interest, Purchaser shall transfer to Carano, free and clear of any Liens, ownership of (A) $6,912,113 original principal amount of Shreveport Bonds, which shall include the right to all interest thereon paid after the Closing Date or accrued thereon after the Closing Date, and (B) a stock equity interest representing a capital contribution amount of $286,889 issued by Shreveport Gaming Holdings, Inc., a Delaware corporation (“SGHI”), including the right to any and all cash and in kind distributions and accruals with respect thereto after the Closing Date (collectively, the “Directly Owned Carano Interest Consideration”), and

(ii)     except as otherwise provided in Section 2.04, in consideration for the New Membership Interest, Purchaser shall transfer to the Company, free and clear of any Liens, ownership of $31,133,250 original principal amount of Shreveport Bonds, which shall include the right to all interest thereon paid after the Closing Date or accrued thereon after the Closing Date (the “New Membership Interest Consideration”).

Section 2.03     Closing. Subject to the satisfaction of the conditions in ARTICLE V, the closing of the purchase and sale of the Purchased Interest (the “Closing”) shall occur on the tenth (10th) Business Day following satisfaction or waiver of all of the conditions in Sections 5.01(ii), 5.01(iii) and 5.01(v) hereof (such date or a subsequent date as of which the Closing shall be effected as hereinafter provided being referred to herein as the “Closing Date”). The Closing shall take place at the offices of McDonald Carano Wilson LLP, 100 West Liberty Street, 10th Floor, Reno, Nevada 89501, at 10:00 a.m., local time, on the Closing Date. In the event that on the Closing Date specified in this Section 2.03, or any subsequent date agreed upon as a Closing Date, all of the conditions to the Parties’ respective obligations to close, as set forth in ARTICLE V hereof, have not then been satisfied or waived (other than those conditions that by their terms may only be satisfied on the Closing Date), the Closing Date shall be postponed until the same time on any subsequent date agreeable to the Parties. At the Closing the following shall occur:

(i)     Carano shall take such actions, including the execution and delivery of the Operating Agreement or of any other document or instrument in form reasonably acceptable to the parties, necessary to transfer title to the Directly Owned Carano Interest to Purchaser;

(ii)     subject to Section 2.04, Purchaser shall transfer (A) to Carano its beneficial interest in the portion of the global note representing the Shreveport Bonds portion of the Directly Owned Carano Interest Consideration and the stock equity interest representing a capital contribution amount of $286,889 issued by SGHI, including in each case, the right to any and all cash and in kind distributions and accruals with respect thereto after the Closing Date and (B) to the Company its beneficial interest in the portion of the global note representing the Shreveport Bonds that constitutes the New Membership Interest Consideration, including the right to any and all cash and in kind distributions and accruals with respect thereto after the Closing Date;

(iii)     the Company and Purchaser shall enter into the Registration Rights Agreement;

(iv)     the Operating Agreement shall be executed in accordance with the requirements of Section 5.01(vi) (which the Parties acknowledge shall have the effect of reducing pro rata the respective percentages of the Company’s total membership interests outstanding represented by the Company’s currently outstanding membership interests before giving effect to the issuance of the New Membership Interest, including, without limitation, the Directly Owned Carano Interest to be acquired by Purchaser pursuant to this Agreement);

(v)     the certifications required by Sections 5.02(iii), 5.03(iii) and 5.04(ii), in form reasonably acceptable to the Parties, shall be delivered in accordance with the respective requirements of such Sections;

(vi)     the Company and Carano shall each deliver to Purchaser any payments pursuant to Section 2.04; and

(vii)     Carano, the Company and Purchaser shall otherwise execute and deliver or cause to be executed and delivered such other instruments and writings, and shall take or cause to be taken such other actions, as may be reasonably necessary or appropriate to effect the Closing, including, without limitation, the following deliveries from the Company to Purchaser: (A) a good standing certificate, dated as of a date not earlier than thirty (30) days before the Closing Date, of the Company, as issued by the Governmental Authority of the State of Nevada having jurisdiction, (B) copies of members’ and managers’ actions of the Company, whereunder the execution and delivery of this Agreement and each of the other Transaction Documents by the respective parties thereto is authorized, as certified to by the Secretary of the Company, and (C) an incumbency certificate as to the officers of the Company executing this Agreement or any of the agreements or documents contemplated hereby, as certified to by an officer of the Company.

All transactions described in this Section 2.03 shall be deemed to take place simultaneously and each transaction shall be contingent upon the consummation of all such transactions.

Section 2.04     Closing Adjustments. At Closing (A) the Company shall pay Purchaser in cash the amount, if any, of the interest on the Shreveport Bonds to be received by the Company pursuant to Section 2.02(ii) (the “Section 2.02(ii) Amount of Shreveport Bonds”) that is accrued and unpaid through the Closing Date (the “Company-Owed Amount”), or at the election of the Company, the Company may, in lieu of payment of the Company-Owed Amount, elect to reduce the Section 2.02(ii) Amount of Shreveport Bonds by an original principal amount of Shreveport Bonds (the “Declined Amount of Section 2.02(ii) Shreveport Bonds”) that, when added to the accrued and unpaid interest on the Declined Amount of Section 2.02(ii) Shreveport Bonds through the Closing Date, equals the Company-Owed Amount, in which case Purchaser shall deliver to the Company an original principal amount of Shreveport Bonds equal to the Section 2.02(ii) Amount of Shreveport Bonds less the Declined Amount of Section 2.02(ii) Shreveport Bonds and no cash payment shall be required of the Company pursuant to this Section 2.04, and (B) Carano shall pay Purchaser in cash the amount, if any, of the interest on the Shreveport Bonds to be received by Carano pursuant to Section 2.02(i) (the “Section 2.02(i) Amount of Shreveport Bonds”) that is accrued and unpaid through the Closing Date (the “Carano-Owed Amount”), or at the election of Carano,

Carano may, in lieu of payment of the Carano-Owed Amount, elect to reduce the Section 2.02 (i) Amount of Shreveport Bonds by an original principal amount of Shreveport Bonds (the “Declined Amount of Section 2.02(i) Shreveport Bonds”) that, when added to the accrued and unpaid interest on the Declined Amount of Section 2.02(i) Shreveport Bonds through the Closing Date, equals the Carano-Owed Amount, in which case Purchaser shall deliver to Carano an original principal amount of Shreveport Bonds equal to the Section 2.02(i) Amount of Shreveport Bonds less the Declined Amount of Section 2.02(i) Shreveport Bonds and no cash payment shall be required of Carano pursuant to this Section 2.04. Any election by the Company or Carano pursuant to this Section 2.04 to reduce the original principal amount of Shreveport Bonds otherwise payable pursuant to Section 2.02 shall be made by written notice to Purchaser in accordance with Section 8.01 not later than five (5) Business Days prior to the Closing Date.

ARTICLE III

Representations and Warranties

Section 3.01     Disclosure Schedules. Attached hereto as Annex A is a disclosure schedule prepared by the Company (the “Company’s Disclosure Schedule”) and attached hereto as Annex B is a disclosure schedule prepared by Carano (the “Carano Disclosure Schedule” and, collectively with the Company’s Disclosure Schedule, the “Disclosure Schedules”). Information set forth in either of the Disclosure Schedules or in the Eldorado Disclosure, excluding any disclosure other than statements of fact in any risk factor or in any forward looking statements, whether in response to an express informational requirement or as an exception to one or more representations, warranties or covenants, to the extent the qualifying nature of the disclosure is readily apparent therefrom is described herein as “Previously Disclosed.”

Section 3.02     Representations and Warranties of the Company. The Company hereby represents and warrants to, and agrees with, Purchaser as follows:

(i)     The Company has delivered to Purchaser a copy of the Eldorado Disclosure. The financial and other information included in the Eldorado Disclosure is accurate in all material respects as of the dates and for the periods set forth therein and presents fairly, in all material respects, the financial condition, results of operations and changes in financial position of the Persons reflected therein on a consolidated basis as of such dates and for such periods, in conformity with GAAP consistently applied. The Eldorado Disclosure, this Agreement (including the Disclosure Schedules and other Annexes hereto) and the other documents, certificates or other writings delivered to Purchaser by or on behalf of the Company in connection with the transactions contemplated hereby, taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Since March 31, 2007, there has been no change in the financial condition, operations, business or properties of the Company except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Eldorado Disclosure, the Disclosure Schedules or in the other documents, certificates and other writings delivered to Purchaser by or on behalf of the Company specifically for use in connection with the transactions contemplated hereby.

(ii)     The Company (A) has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Nevada, (B) has all requisite limited liability company power and authority to carry on its business as it is currently being conducted and as described in the Eldorado Disclosure and to own, lease and operate its properties, and (C) is duly qualified and in good standing as a foreign limited liability company, authorized to do business in each jurisdiction in which the nature of its business or its ownership or leasing of property requires such qualification, except where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

(iii)     Annex F lists each Subsidiary of the Company. Each of the Company’s Subsidiaries (A) has been duly organized or incorporated, as applicable, and is validly existing as a limited liability company, partnership or corporation in good standing under the laws of the state of its organization or incorporation, (B) has all requisite power (corporate, limited liability company or partnership, as applicable) and authority to carry on its business as it is currently being conducted and to own, lease and operate its properties, and (C) is duly qualified and in good standing as a foreign limited liability company, partnership or corporation authorized to do business in each jurisdiction in which the nature of its business or its ownership or leasing of property requires such qualification, except where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

(iv)     All of the outstanding membership interests of the Company have been duly authorized, validly issued, and are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights. At March 31, 2007, after giving pro forma effect to the issuance and sale on that date of the New Membership Interest in accordance with the terms of this Agreement, the Company would have had an authorized and outstanding capitalization as set forth in Annex O, and, as of the date hereof, there has been no material change to the Company’s capitalization at March 31, 2007. Annex G sets forth a true and complete list of the equity owners of the Company which contains the name and percentage of membership interest held by each equity holder prior to and after giving effect to the transactions contemplated by this Agreement.

(v)     Other than this Agreement and the transactions contemplated hereby or by the other Transaction Documents or as Previously Disclosed, there are no outstanding shareholders agreements, investor rights agreements, operating agreements, voting agreements or other agreements of any nature which in any way restrict or adversely effect the transfer, pledge or voting of any of the membership interests of the Company or any of its Subsidiaries or subject any of such securities to any put, call, redemption obligation or similar right or obligation of any nature, or require the Company or any of its Subsidiaries to declare or pay any dividends or distributions or register securities under applicable securities laws, rights, Options, warrants, preemptive rights, rights of first refusal or similar rights for the purchase or acquisition from the Company of any securities of the Company nor are there any commitments to issue or execute any such rights, Options, warrants, preemptive rights or rights of first refusal. Other than as contemplated by this Agreement or by the other Transaction Documents or disclosed in the Company’s Disclosure Schedule, neither the Company nor any of its Subsidiaries is obligated to issue or sell any of its membership interests to any Person. Other than as contemplated by this Agreement or by the other Transaction Documents or disclosed in the Company’s Disclosure Schedule, there are no outstanding rights or obligations of the Company to repurchase or redeem any of its equity securities.

(vi)     Annex F sets forth for each Subsidiary of the Company the percentage of such Subsidiary owned by the Company. Except as Previously Disclosed, the Company’s interest in each of its Subsidiaries is owned free and clear of any Lien, and all such interests have been duly authorized, validly issued, and are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights.

(vii)     The Company has all requisite limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which the Company is a party and to consummate the transactions contemplated hereby and thereby, including, without limitation, the power and authority to sell and issue the New Membership Interest as provided herein.

(viii)     This Agreement has been duly and validly authorized, executed and delivered by the Company and is the legal, valid and binding agreement of the Company, enforceable against it in accordance with its terms, (A) except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the rights of creditors generally, (B) except as rights to indemnity hereunder may be limited by applicable Federal or state securities laws, and (C) subject to general principles of equity.

(ix)     Each of the Transaction Documents, other than this Agreement, to be executed by the Company has been duly and validly authorized by the Company and, when duly executed and delivered by the Company, will be the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (A) except as rights of indemnity or contribution, or both, may be limited by state and federal securities laws or public policy underlying such laws, (B) except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the rights of creditors generally, and (C) subject to general principles of equity.

(x)     The sale and issuance of the New Membership Interest in accordance with the terms of this Agreement has been duly and validly authorized by the Company.

(xi)     None of the Company or the Company’s Subsidiaries is or, after giving effect to the sale and issuance of the Purchased Interest in accordance with the terms hereof (including, without limitation, the receipt of the approvals, authorizations, orders or licenses required from the Gaming Authorities listed on Annex H and satisfaction of the other conditions in Article V of this Agreement), will be, (A) in violation of its Governing Documents, (B) in default in the performance of any bond, debenture, note, indenture, mortgage, deed of trust or other agreement or instrument to which it is a party by which it is bound or to which any of its properties is subject, or (C) in violation of any local, state, federal or foreign law, statute, ordinance, rule, regulation, judgment or court decree (including, without limitation, Environmental Laws (as defined in Section 3.02(xxvi) below) or other statutes, ordinances, rules, regulations, judgments or court decrees) applicable to it or its Subsidiaries or any of its or its Subsidiaries’ assets or properties (whether owned or leased). To the knowledge of the Company, there exists no condition that, with notice, the passage of time or otherwise, would constitute a default under any such document or instrument that could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(xii)     None of (A) the execution, delivery or performance by the Company of this Agreement and (B) the issuance and sale of the Purchased Interest, in each case, in accordance with the terms hereof (including, without limitation, the receipt of the approvals, authorizations, orders or licenses required from the Gaming Authorities listed on Annex H and satisfaction of the other conditions in Article V of this Agreement) will violate, conflict with or constitute a breach of any of the terms or provisions of, or a default under (or an event that with notice or the lapse of time, or both, would constitute a default), or require any additional consent under, or result in the imposition of a Lien on any properties of the Company or any of it Subsidiaries, or an acceleration of any indebtedness of either of the Company or any of its Subsidiaries pursuant to, (1) the Governing Documents of the Company, or any of its Subsidiaries, (2) any bond, debenture, note, indenture, mortgage, deed of trust or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which any of them or their property is or may be bound, (3) any statute, rule or regulation applicable to the Company or any of its Subsidiaries or any of their assets or properties or (4) any judgment, order or decree of any court or governmental agency or authority having jurisdiction over the Company or any of its Subsidiaries or any of their assets or properties.

(xiii)     Other than the receipt of the approvals, authorizations, orders or licenses required from the Gaming Authorities listed on Annex H and satisfaction of the other conditions in Article V of this Agreement, (A) no consent, approval, authorization or order of, or filing, registration, qualification, license or permit of or with any Governmental Authority and (B) no consent by any other Person is required for: (1) the execution, delivery and performance by the Company of this Agreement or (2) the sale and issuance of the Purchased Interest.

(xiv)     There is as of the date hereof, (A) no action, suit, investigation or proceeding before or by any court, arbitrator or governmental agency, body or official, domestic or foreign, now pending or, to the knowledge of the Company, threatened or contemplated to which the Company or any of the Company’s Subsidiaries is or may be a party or to which the business or property of the Company or any of the Company’s Subsidiaries, is or maybe subject, and (B) no injunction, restraining order or order of any nature by a federal or state court or foreign court of competent jurisdiction to which the Company or any of the Company’s

Subsidiaries is or may be subject or to which the business, assets, or property of the Company or any of the Company’s Subsidiaries is or may be subject, that, in the case of clauses (A) and (B) above, could reasonably be expected to have a Material Adverse Effect or to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

(xv)     Except as disclosed on the Company’s Disclosure Schedule, (A) no employees of the Company or any of the Company’s Subsidiaries are represented by a union or similar organization representing employees, (B) there is (1) no unfair labor practice, charge or complaint pending against the Company or any of the Company’s Subsidiaries nor, to the knowledge of the Company, threatened against any of them, before the National Labor Relations Board, any state or local labor relations board or any foreign labor relations board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending against the Company or any of the Company’s Subsidiaries or, to the knowledge of the Company, threatened against any of them, (2) no strike, labor dispute, slowdown or stoppage pending against the Company or any of the Company’s Subsidiaries nor, to the knowledge of the Company, threatened against the Company or any of the Company’s Subsidiaries, and (3) to the knowledge of the Company, no union representation question existing with respect to the employees of the Company or any of the Company’s Subsidiaries, (C) to the knowledge of the Company, no collective bargaining organizing activities are taking place or being threatened with respect to the Company or any of the Company’s Subsidiaries, (D) neither the Company nor the Company’s Subsidiaries has violated (1) any federal, state or local law or foreign law relating to discrimination in hiring, promotion, pay or other terms and conditions of employment, (2) any applicable wage or hour laws, or (3) any other federal, state or local law or foreign law relating to employment which could reasonably be expected to have a Material Adverse Effect.

(xvi)     The Company’s Disclosure Schedule (i) contains a true and complete list of each of the material Benefit Plans, (ii) identifies each of the Benefit Plans that is a Qualified Plan, and (iii) identifies each Benefit Plan which at any time during the five-year period preceding the date of this Agreement was a Defined Benefit Plan.

(xvii)     Each of the Benefit Plans is, and its administration is and has been since inception, in all material respects in compliance with, and neither the Company nor any Subsidiary has received any claim or notice that any such Benefit Plan is not in compliance with, all applicable Laws and Orders and prohibited transactions exemptions, including the requirements of ERISA, the Code, the Age Discrimination in Employment Act, the Equal Pay Act and Title VII of the Civil Rights Act of 1964. Each Qualified Plan is qualified under Section 401(a) of the Code, and, if applicable, complies with the requirements of Section 401(k) of the Code. Each Benefit Plan which is intended to provide for the deferral of income, the reduction of salary or other compensation or to afford other tax benefits complies with the requirements of the applicable provisions of the Code or other Laws required in order to provide such tax benefits.

(xviii)     Neither the Company nor any Subsidiary is in default in performing any of its contractual obligations under any of the Benefit Plans or any related trust agreement or insurance contract. All contributions and other payments required to be made by the Company or any Subsidiary to any Benefit Plan with respect to any period ending before or at or including the Closing Date have been made or reserves adequate for such contributions or other payments have been or will be set aside therefor and have been or will be reflected in Financial Statements in accordance with GAAP. There are no material outstanding liabilities of any Benefit Plan other than liabilities for benefits to be paid to participants in such Benefit Plan and their beneficiaries in accordance with the terms of such Benefit Plan.

(xix)     Neither the Company nor any Subsidiary maintains or is obligated to provide benefits under any life, medical or health plan (other than as an incidental benefit under a Qualified Plan) which provides benefits to retirees or other terminated employees other than benefit continuation rights under the Consolidated Omnibus Budget Reconciliation of 1985, as amended.

(xx)     Neither the Company, any Subsidiary, any ERISA Affiliate nor any other corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA has at any time contributed to any “multiemployer plan”, as that term is defined in Section 4001 of ERISA.

(xxi)     To the knowledge of the Company, there are no pending or threatened claims by or on behalf of any Benefit Plan, by any Person covered thereby, or otherwise, which allege violations of Law which could reasonably be expected to result in liability on the part of Purchaser, the Company, any Subsidiary or any fiduciary of any such Benefit Plan, nor is there any basis for such a claim.

(xxii)     [Reserved]

(xxiii)     Complete and correct copies of the following documents have been furnished to Purchaser prior to the execution of this Agreement:

(A)     the most recent financial statements with respect to any funded Benefit Plan; and

(B)     the most recent actuarial report of the qualified actuary of any Subject Defined Benefit Plan or any other Benefit Plan with respect to which actuarial valuations are conducted.

(xxiv)     The Company’s Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following Contracts or other arrangements (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been delivered to Purchaser prior to the execution of this Agreement), to which the Company or any Subsidiary of the Company is a party or by which any of their respective assets and properties is bound:

(A)     (1) all Contracts (excluding Benefit Plans) providing for a commitment of employment or consultation services for a specified or unspecified term or otherwise relating to employment or the termination of employment, the name, position and rate of compensation of each Person party to such a Contract and the expiration date of each such Contract; and (2) any written or unwritten representations, commitments, promises, communications or courses of conduct (excluding Benefit Plans and any such Contracts referred to in clause (1)) involving an obligation of the Company or any Subsidiary of the Company to make payments in any year, other than with respect to salary or incentive compensation payments in the ordinary course of business, to any employee exceeding $100,000 or any group of employees exceeding $500,000 in the aggregate.

(B)     all Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of the Company or any Subsidiary of the Company to engage in any business activity or compete with any Person or prohibiting or limiting the ability of any Person to compete with the Company or any Subsidiary of the Company;

(C)     all partnership, joint venture, shareholders’ or other similar Contracts with any Person;

(D)     all Contracts relating to Indebtedness of the Company or any Subsidiary of the Company in excess of $5,000,000 or to preferred stock issued by the Company or any Subsidiary of the Company;

(E)     all Contracts providing for (1) the future disposition or acquisition of any assets and properties, other than dispositions or acquisitions in the ordinary course of business consistent with past practice, and (2) any merger or other business combination;

(F)     all Contracts between or among the Company or any Subsidiary of the Company on the one hand, and the Company, any officer, director or Affiliate (other than the Company or any Subsidiary) of the Company, on the other hand;

(G)     all collective bargaining or similar labor Contracts;

(H)     all Contracts that (1) limit or contain restrictions on the ability of the Company or any Subsidiary of the Company to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, to incur Indebtedness, to incur or suffer to exist any Lien, to purchase or sell any Assets and Properties, to change the lines of business in which it participates or engages or to engage in any Business Combination or (2) require the Company or any Subsidiary of the Company to maintain specified financial ratios or levels of net worth or other indicia of financial condition; and

(I)     all other Contracts (other than Benefit Plans) that (1) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to the Company or any Subsidiary of the Company of more than $100,000 annually and (2) cannot be terminated within ninety (90) days after giving notice of termination without resulting in any material cost or penalty to the Company or any Subsidiary of the Company.

(xxv)     Each Contract required to be disclosed in the Company’s Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto; and except as disclosed in the Company’s Disclosure Schedule neither the Company, any Subsidiary of the Company nor, to the knowledge of the Company, any other party to such Contract is, or has received notice that it is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract) in any material respect.

(xxvi)     Except as Previously Disclosed, (A) neither the Company nor any of the Company’s Subsidiaries is in violation of or has at any time violated, in any material respect, any foreign, federal, state or local law or regulation relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), and (B) to the Company’s knowledge, none of the following are located at any of the real properties or facilities of the Company or any Company Subsidiaries (w) underground or aboveground storage tanks, (x) asbestos or asbestos-containing materials in any form or condition, (y) electrical equipment containing polychlorinated biphenyls, or (z) landfills or other disposal areas.

(xxvii)     Except as Previously Disclosed, there is no pending, actual or alleged material liability or obligation, or, to the knowledge of the Company, any threatened material liability or obligation (including, without limitation, alleged or potential liability or investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries or penalties) of the Company or any of the Company’s Subsidiaries, nor has the Company or any of the Company’s Subsidiaries received any notice of any such material liability or obligation, in each case arising out of, based on or resulting from (A) the treatment, storage, disposal, arrangement for or permitting the disposal, transportation, handling or release of any Hazardous Material (as defined below) by or on behalf of the Company, any of the Company’s Subsidiaries or any of their respective predecessors or Affiliates, (B) the presence or release into the environment of any Hazardous Material (as defined below) at any location, whether or not owned by the Company, the Company’s Subsidiaries or any of their respective predecessors or Affiliates, as the case may be, or (C) any violation or alleged violation of any Environmental Law. The term “Hazardous Material” means (1) any

“hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (2) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, as amended, (3) any petroleum or petroleum product, (4) any polychlorinated biphenyl, and (5) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, waste or substance regulated under or within the meaning of any other law that relates to protection of human health or the environment or imposes liability or standards of conduct concerning any such chemical material., waste or substance, including any mold or any other toxic or hazardous biological substance.

(xxviii)     Each of the Company and the Company’s Subsidiaries has such permits, licenses, franchises and authorizations of governmental or regulatory authorities (“Permits”), including, without limitation, any such Permits as may be required from a Gaming Authority and any such Permits as may be required under any applicable Environmental Laws, as are necessary to own, lease, operate and occupy their respective properties and to conduct their businesses in the manner described in the Eldorado Disclosure; each of the Company and the Company’s Subsidiaries is in compliance with and has complied with, fulfilled and performed all of its obligations with respect to such Permits and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or could result in any other material impairment of the rights of the holder of any such Permit; such Permits contain no restrictions that are materially burdensome to the Company or any of the Company’s Subsidiaries, as the case may be; and any Permits necessary in the future to conduct the business of the Company and its Subsidiaries as described in the Eldorado Disclosure are reasonably expected to be granted upon applications and the Company has no reason to believe that any Gaming Authority or any other Governmental Authority is investigating the Company or any of the Company’s Subsidiaries other than in an ordinary course review or any ordinary course review of the transactions contemplated hereby.

(xxix)     Each of the Company and the Company’s Subsidiaries has (A) good and valid title (including good, valid, and marketable, fee simple or good and valid leasehold title on all real property, as the case may be) to all of the properties and assets owned by it, free and clear of all Liens other than Permitted Liens, except as disclosed in the Disclosure Schedules, (B) valid leasehold interests in all the property subject to a lease and each such lease is valid and enforceable in accordance with its terms in all material respects and is in full force and effect, and (C) peaceful and undisturbed possession under all material leases to which any of them is a party as lessee. No Consent or approval of any landlord or other third party in connection with any such lease is necessary for the Company to execute this Agreement and consummate the transactions contemplated hereby. All leases to which the Company or any of the Company’s Subsidiaries is a party are valid and binding and no default by the Company or such Subsidiary, as the case may be, has occurred and is continuing thereunder and, to the knowledge of the Company, no material defaults by the landlord are existing under any such lease, except as could not reasonably be expected to have a Material Adverse Effect.

(xxx)     The tangible properties of the Company and the Company’s Subsidiaries are in good repair (reasonable wear and tear excepted). The Company and each of its Subsidiaries is in possession of and has good title to, or has valid leasehold interests in or valid rights under contract to use, all tangible personal property used in or reasonably necessary for the conduct and operation of its business. Except as Previously Disclosed, all such tangible personal property is free and clear of all Liens other than Permitted Liens.

(xxxi)     Each of the Company and the Company’s Subsidiaries owns, possesses or has the right to employ all patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, software, systems or procedures), trademarks, service marks and trade names, inventions, computer programs, technical data and information (collectively, the “Intellectual Property”) presently employed by it in connection with the businesses now operated by it or that are proposed to be operated by it. Neither the Company nor any of the Company’s Subsidiaries have received any written notice that the Company or such Subsidiary, as applicable, is infringing any Intellectual Property of any other Person, no claim is pending or, to the knowledge of the Company, has been made to such effect that has not been resolved and, to the knowledge of the Company, neither the Company nor any Subsidiary of the Company is infringing any Intellectual Property of any other Person.

(xxxii)     All Tax Returns required to be filed by the Company or any of the Company’s Subsidiaries in all jurisdictions have been so filed. All such Tax Returns are true, complete and correct in all material respects. All Taxes, including withholding taxes, penalties and interest, assessments, fees and other charges due or claimed to be due from such entities or that are due and payable have been paid, other than those being contested in good faith and for which adequate reserves have been provided or those currently payable without penalty or interest. To the knowledge of the Company, there are no material proposed additional Tax assessments against the Company or any of the Company’s Subsidiaries, or the assets or property of the Company or any of the Company’s Subsidiaries. Except as disclosed in the Company’s Disclosure Schedule, there are no current audits, administrative or judicial proceedings relating to the Taxes of the Company and its Subsidiaries and to the knowledge of the Company no such audits or proceedings are threatened.

(xxxiii)     Neither the Company nor any of the Company’s Subsidiaries is or, after giving effect to the sale and issuance of the Purchased Interest, will be an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act.

(xxxiv)     Each of the Company and the Company’s Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect thereto.

(xxxv)     Each of the Company and the Company’s Subsidiaries maintains insurance covering its properties, operations, personnel and businesses. Such insurance insures against such losses and risks as are adequate in accordance with customary industry practice to protect the Company, the Company’s Subsidiaries and their respective businesses. Neither the Company nor any of the Company’s Subsidiaries has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance. All such insurance is outstanding and duly in force on the date hereof and will, on the Closing Date after giving effect to the issuance of the New Membership Interest, be outstanding and duly in force on the terms in effect on the date hereof, subject only to changes made in the ordinary course of business, consistent with past practice, which do not, singly or in the aggregate, materially alter the coverage thereunder or the risks covered thereby.

(xxxvi)     The execution and delivery of this Agreement and the sale and issuance of the Purchased Interest will not constitute or result in a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code. The representation made by the Company in the preceding sentence is made in reliance upon and subject to the accuracy of, and compliance with, the representations made by Purchaser in Section 3.04(vii) hereof.

(xxxvii)     Except as disclosed in the Company’s Disclosure Schedule or as incurred in the ordinary course of business, since March 31, 2007, neither the Company nor any of the Company’s Subsidiaries has incurred any liabilities or obligations, direct or contingent, not reflected in the financial statements or the notes thereto included in the Eldorado Disclosure that are or, after giving effect to the issuance of the New Membership Interest, will be material, individually or in the aggregate, to the Company and the Company’s Subsidiaries, taken as a whole.

(xxxviii)     None of the execution, delivery and performance of this Agreement or the sale and issuance of the Purchased Interest will violate Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve or analogous foreign laws and regulations.

(xxxix)     The accountants who have certified the financial statements included as part of the Eldorado Disclosure are independent accountants. The consolidated financial statements of the Company and the Company’s Subsidiaries contained in the Eldorado Disclosure present fairly in all material respects the financial condition and results of operations of the Company and the Company’s Subsidiaries at the dates and for the periods indicated. Such financial statements have been prepared in accordance with GAAP.

(xl)     Neither the Company nor any of the Company-Controlled Subsidiaries intends to, nor does the Company or any such Subsidiary, as applicable, believe that it will, incur debts (including any debt incurred by the Company as contemplated by Section 4.06 hereof) beyond its ability to pay such debts as they mature. The present fair saleable value of the assets of the Company and the Company-Controlled Subsidiaries, taken as a whole, exceeds the amount that will be required to be paid on or in respect of the existing debts and other liabilities (including contingent liabilities) of the Company and the Company-Controlled Subsidiaries and any additional debt incurred by the Company as contemplated by Section 4.06 hereof as they become absolute and matured. The assets of the Company and the Company’s Subsidiaries, taken as a whole, do not constitute unreasonably small capital to carry out the business of the Company and the Company’s Subsidiaries, taken as a whole, as conducted or as proposed to be conducted.

(xli)     The Company and ELLC are currently treated as partnerships for United States federal income tax purposes.

(xlii)     Except as Previously Disclosed or incurred in the ordinary course of business subsequent to March 31, 2007, (A) there is no indebtedness between the Company, on the one hand, and any member, officer, manager, director or Affiliate of the Company, on the other hand, other than usual and customary advances made in the ordinary course of business; (B) no such member, officer, manager, director or Affiliate provides or causes to be provided any assets, services (other than services as an officer, manager, director or employee) or facilities to the Company; (C) the Company does not provide or cause to be provided any assets, services or facilities to any such member, officer, manager, director or Affiliate (other than as reasonably necessary for them to perform their duties as officers, managers, directors or employees);and (D) except for the Company’s Subsidiaries, the Company does not beneficially own, directly or indirectly, any investment in any Affiliate.

(xliii)     Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date, and except as disclosed in the Company’s Disclosure Schedule, since March 31, 2007 there has not been any Material Adverse Effect, or any event or development which, individually or together with other such events, could reasonably be expected to result in a Material Adverse Effect. Without limiting the foregoing, except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date, and, except as disclosed in the Company’s Disclosure Schedule, there has not occurred between March 31, 2007 and the date hereof:

(A)     any declaration, setting aside or payment of any dividend or other distribution in respect of any class of membership interests of the Company or any Subsidiary not wholly owned by the Company, or any direct or indirect redemption, purchase or other acquisition by the Company or any Subsidiary of any membership interests of or any Option with respect to the Company or any Subsidiary not wholly owned by the Company;

(B)     any authorization, issuance, sale or other disposition by the Company or any of the Company’s Subsidiaries of any class of membership interests of or Option with respect to the Company or any of the Company’s Subsidiaries, or any modification or amendment of any right of any holder of any outstanding membership interests of or Option with respect to the Company or any of the Company’s Subsidiaries;

(C)     except for the Proposed 2007 Financings (A) incurrence by the Company or any of the Company’s Subsidiaries of Indebtedness in an aggregate principal amount exceeding $445.0 million (net of any amounts discharged during such period), or (B) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of the Company or any of the Company’s Subsidiaries under, any Indebtedness of or owing to the Company or any of the Company’s Subsidiaries;

(D)     any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the plant, real or personal property or equipment of the Company or any of the Company’s Subsidiaries in an aggregate amount exceeding $1.0 million;

(E)     any material change in (x) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of the Company or any of the Company’s Subsidiaries, or (y) any method of calculating any bad debt, contingency or other reserve of the Company or any of the Company’s Subsidiaries for accounting, financial reporting or Tax purposes, or any change in the fiscal year of the Company or any of the Company’s Subsidiaries;

(F)     any write-off or write-down of or any determination to write off or write down any of the assets and properties of the Company or any of the Company’s Subsidiaries in an aggregate amount exceeding $1.0 million;

(G)     except for the Proposed 2007 Financings, any acquisition or disposition of, or incurrence of a Lien (other than a Permitted Lien) on, any assets and properties of the Company or any of the Company’s Subsidiaries, other than in the ordinary course of business consistent with past practice;

(H)     any (x) amendment of the Governing Documents of the Company or any of the Company’s Subsidiaries, (y) recapitalization, reorganization, liquidation or dissolution of the Company or any of the Company’s Subsidiaries or (z) merger or other business combination involving the Company or any of the Company’s Subsidiaries and any other Person;

(I)     any entering into, amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to (A) any Contract which is required (or had it been in effect on the date hereof would have been required) to be disclosed in the Company’s Disclosure Schedule pursuant to Section 3.02(xxiv) hereof or (B) any material license held by the Company or any of the Company’s Subsidiaries;

(J)     except for capital expenditures to be made in connection with the construction of the new tower at the Eldorado-Shreveport property, capital expenditures or commitments for additions to property, plant or equipment of the Company and the Company’s Subsidiaries constituting capital assets in an aggregate amount exceeding $25 million;

(K)     any commencement or termination by the Company or any of the Company’s Subsidiaries of any line of business;

(L)     any transaction by the Company or any of the Company’s Subsidiaries with the Company, any officer, director, member or Affiliate (other than the Company or any Subsidiary) of the Company (A) outside the ordinary course of business consistent with past practice or (B) other than on an arm’s-length basis, other than pursuant to any Contract in effect on the date of the Eldorado Disclosure and disclosed pursuant to Section 3.02(xxiv) hereof;

(M)     any entering into of a Contract to do or engage in any of the foregoing after the date hereof; or

(N)     any other transaction involving, or development affecting, the Company or any of the Company’s Subsidiaries outside the ordinary course of business consistent with past practice.

Section 3.03     Representations and Warranties of Carano. Carano hereby represents and warrants to Purchaser as follows:

(i)     He now is, and at the time of delivery will be, the lawful record and beneficial owner of the Directly Owned Carano Interest, and at the time of delivery thereof he will have valid and marketable title to the Directly Owned Carano Interest, free and clear of any Lien, or other defect in title;

(ii)     He has, and at the time of delivery of the Directly Owned Carano Interest will have, full legal right, power and authorization, and any approval required by law, to sell, assign, transfer and deliver the Directly Owned Carano Interest to Purchaser in accordance with the terms of this Agreement; and

(iii)     This Agreement has been duly executed and delivered by him and is a legal, valid and binding agreement of his enforceable against him in accordance with its terms and each of the other Transaction Documents to be executed by him will be, when executed by him, duly executed and delivered by him and a legal, valid and binding agreement of his enforceable against him in accordance with its terms, in each case (A) except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the rights of creditors generally, (B) except as rights to indemnity hereunder may be limited by applicable Federal or state securities laws, and (C) subject to general principles of equity.

(iv)     The consummation of the transactions contemplated by this Agreement in accordance with the terms hereof (including without limitation, the receipt of the approvals, authorizations, orders or licenses required from the Gaming Authorities listed on Annex H and satisfaction of the other conditions in Article V of this Agreement) and the execution, delivery and performance by Carano of this Agreement and each of the other Transaction Documents to which Carano is to be a party will not (A) contravene, result in any breach of, or constitute a default under any material agreement or instrument to which Carano is a party, (B) conflict with or result in a breach of any of the terms, conditions or provisions of any Order of any court, arbitrator or Governmental Authority applicable to Carano, or (C) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to Carano.

Section 3.04     Representations and Warranties of the Purchaser. Purchaser hereby represents and warrants to the Company and Carano as follows:

(i)     Purchaser has been duly organized and is validly existing as a limited liability company in good standing under the Nevada Limited Liability Company Act. Purchaser is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect with respect to the financial condition, results of operations, assets, business or management of Purchaser and its Subsidiaries, taken as a whole. Purchaser has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except where the failure to be have such authorizations could not reasonably be expected to have a material adverse effect with respect to the financial condition, results of operations, assets, business or management of Purchaser and its Subsidiaries, taken as a whole.

(ii)     All of the issued and outstanding membership interests of Purchaser are owned by Blocker and all of the issued and outstanding membership interests of Blocker are owned by NGA HoldCo.

(iii)     The Directly Owned Carano Interest Consideration and the New Membership Interest Consideration have been contributed to the capital of Purchaser free and clear of any Liens and Purchaser will not dispose of, sell, assign or convey the Directly Owned Carano Interest Consideration or the New Membership Interest Consideration except in accordance with the terms of this Agreement.

(iv)     Purchaser has the requisite limited liability company power and authority, and has taken all action necessary, in order (A) to authorize the execution and delivery of, and performance of its obligations under, this Agreement, and (B) to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, any action of any other Person, including NGA HoldCo, required to approve or adopt this Agreement and the transactions contemplated by this Agreement has been duly taken in accordance with the requirements of the Nevada Limited Liability Company Act and the relevant operating agreement. No further action of the member or managers of Purchaser is required in order to consummate the transactions contemplated by this Agreement. This Agreement constitutes, and each of the other Transaction Documents to be executed by

Purchaser will when executed by Purchaser constitute, the valid and binding agreement of Purchaser enforceable in accordance with its terms (A) except, in each case, as the enforceability hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to the enforcement of creditors’ rights generally or by general principles of equity, and (B) except as rights to indemnity hereunder may be limited by federal and state securities laws.

(v)     The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement by Purchaser does not and will not (A) conflict with or constitute a breach or violation of, or a default under, or cause or allow the acceleration or creation of any right, obligation or Lien (with or without the giving of notice, passage of time or both) pursuant to, any law, rule or regulation or any judgment, decree, order or governmental or non-governmental permit, license, franchise or privilege or any Contract of Purchaser or to which Purchaser or its properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Governing Documents of Purchaser, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order or governmental or non-governmental permit, license, franchise or privilege or the consent or approval of any other party to such Contract, except, in the case of (A) or (C), where such conflict, breach, violation or default, or the failure to obtain such consent or approval, could not reasonably be expected to have a material adverse effect with respect to the financial condition, results of operations, assets, business or management of Purchaser and, in the case of (C) except such as have been or will be obtained and made under applicable gaming laws and regulations and the Exchange Act and the rules and regulations thereunder.

(vi)     Purchaser understands that the New Membership Interest and the Directly Owned Carano Interest are not registered under the Securities Act and are being offered and sold hereunder in reliance upon exemptions from registration under Sections 4(2) and 4(1), respectively, of the Securities Act and applicable regulations thereunder and similar exemptions for private offerings under applicable state securities laws. Accordingly, Purchaser makes the following representations, warranties, and acknowledgements with the intent that they may be relied upon in determining the qualification for exemption from registration under the Securities Act and related state securities laws of the sale hereunder of the New Membership Interest and the Directly Owned Carano Interest:

(A)     Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

(B)     Purchaser understands that (1) the New Membership Interest is being offered in a transaction not involving any public offering in the United States and (2) the Directly Owned Carano Interest is a “restricted security” as that term is defined in Rule 144 under the Securities Act and that it is being sold in a transaction not involving any public offering by an “Affiliate” of the Company as that term is used in Rule 144, and the Purchased Interest shall be subject to the restrictions contained in the legend set forth in Section 3.04(vi)(F) hereof.

(C)     Purchaser acknowledges that the Purchased Interest may not be offered or sold by Purchaser unless subsequently registered under the Securities Act (if applicable to the transaction) and any other securities laws or unless exemptions from the registration or other requirements of the Securities Act and any other applicable securities laws are available for the transaction.

(D)     Purchaser has such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks of an investment in the Purchased Interest and is able to bear the economic risks of its investment.

(E)     Purchaser has received a copy of the Eldorado Disclosure and has been afforded the opportunity to review the Eldorado Disclosure and the other documents, books, records and financial and other information that it has requested from the Company, has been afforded the opportunity to ask questions of, and receive answers from, representatives of the Company concerning the transactions contemplated by this Agreement, including Purchaser’s acquisition of the Purchased Interest, and to obtain any additional information it has deemed necessary in connection with its decision to acquire the Purchased Interest and to verify the information furnished to it, and has made its own independent decision to acquire the Purchased Interest pursuant to the terms herein.

(F)     Purchaser understands that any certificate evidencing the Purchased Interest will be subject to and bear the following restrictive legends:

THE INTEREST REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”) OR UNDER ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL SUCH INTEREST IS REGISTERED UNDER THE 1933 ACT AND, AS APPLICABLE, REGISTERED OR QUALIFIED UNDER STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY IS OBTAINED TO THE EFFECT THAT NO SUCH REGISTRATION OR QUALIFICATION IS REQUIRED.

THE INTEREST REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND PROVISIONS OF THE SECOND AMENDED AND RESTATED OPERATING AGREEMENT OF ELDORADO RESORTS LLC IN EFFECT AS OF THE DATE OF THIS CERTIFICATE, AS THE SAME MAY BE AMENDED FROM TIME TO TIME.

(vii)     Purchaser will at all times be using its own funds in any transaction entered into pursuant to this Agreement and is not using funds of any other Person, and Purchaser is not a Benefit Plan Investor (as defined in Section 3.04(v)(C)).

ARTICLE IV

Certain Pre-Closing Covenants

The Parties agree as follows with respect to the period between the execution and delivery of this Agreement and the Closing:

Section 4.01     Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each Party agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and shall cooperate fully with the other Parties to that end, including cooperating in seeking to obtain any contractual consents required from third parties.

Section 4.02     Regulatory Applications.

(a)     Each Party shall use its reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, licenses, consents, approvals and authorizations of all third parties and Governmental Authorities, including any Gaming Authority, necessary to consummate the transactions contemplated by this Agreement. Each Party will consult with the other Parties, subject to applicable law, and rules or regulations of any Governmental Authority, including any Gaming Authority, with respect to the obtaining of all material permits, licenses, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or reasonably advisable to consummate the transactions contemplated by this Agreement, and each Party will keep the other Parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b)     Unless precluded by applicable law, rule or regulation of any Governmental Authority, including any Gaming Authority, each Party agrees, upon request, to furnish, or cause to be furnished, to the others all information concerning itself, its members, managers, directors, officers, employees and affiliates and such other matters as may be necessary or reasonably advisable in connection with any filing, notice or application made by or on behalf of any of the other Parties with respect to this Agreement or the transactions contemplated hereby to any third party or Governmental Authority, including any Gaming Authority.

(c)     Without limiting the generality of the foregoing, each of the Parties shall forthwith file, or cause to be filed, such applications with each Gaming Authority as may be necessary or reasonably advisable to obtain all approvals, licensures and finding by each Gaming Authority for approval of the purchase and sale of the Purchased Interest in accordance with the terms of this Agreement.

Section 4.03     Regulatory Compliance. The Company shall use its reasonable best efforts to maintain, and to cause each of its Company-Controlled Subsidiaries to use its reasonable best efforts to maintain, all of its existing material permits, licenses, authorizations, orders and regulatory approvals necessary to conduct its business as currently conducted, and comply in all material respects with all regulatory requirements applicable to its business.

Section 4.04     Ordinary Course. Except as otherwise described in the Eldorado Disclosure or the Disclosure Schedules, the Company shall operate its business, and shall cause each of its Company-Controlled Subsidiaries to operate its business, in the ordinary course, consistent with past custom and practice, and shall not engage in any new lines of business or business combination or take any action reasonably likely to have a material adverse effect upon the ability of the Company to perform any of its obligations under this Agreement.

Section 4.05     Equity Interests. Except as contemplated by this Agreement, neither the Company nor any of its Company-Controlled Subsidiaries shall issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity interests of the Company or such Subsidiary, as applicable, or any Rights in respect thereof.

Section 4.06     Indebtedness. Except pursuant to the Proposed 2007 Financings (as defined below), the Company and its Company-Controlled Subsidiaries shall not (i) incur any Indebtedness in an aggregate principal amount exceeding $445.0 million (net of any amounts of Indebtedness discharged during such period), or (ii) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled payment date with respect to, or waive any right of the Company or any Company-Controlled Subsidiary under, any Indebtedness of or owing to the Company or any Company-Controlled Subsidiary. “Proposed 2007 Financings” means any of the Indebtedness, refinancings and other transactions contemplated by that certain Commitment Letter, dated March 28, 2007 by and among the Company, ELLC and Merrill Lynch Capital Corporation.

Section 4.07     Distributions. Except for the Distributions permitted by Section 4.14 below, the Company and its Company-Controlled Subsidiaries shall not declare, set aside or pay any dividend or other distribution in respect of any equity interest of the Company or its Company-Controlled Subsidiaries, or directly or indirectly redeem, purchase or otherwise acquire any equity interest of, or any Option with respect to, the Company or its Company-Controlled Subsidiaries or any Person not wholly owned by the Company.

Section 4.08     Liens. Except pursuant to the Proposed 2007 Financings, the Company and its Company-Controlled Subsidiaries shall not incur any Lien (other than a Permitted Lien) on any assets and properties of the Company and its Company-Controlled Subsidiaries, other than in the ordinary course of business consistent with past practice.

Section 4.09     Capital Expenditures. Except for capital expenditures to be made in connection with the construction of the new tower at the Eldorado-Shreveport property in an amount not to exceed $110.0 million, the Company and its Company-Controlled Subsidiaries shall not make capital expenditures or commitments for additions to property, plant or equipment constituting capital assets in an aggregate amount exceeding $25.0 million;

Section 4.10     Financial Statements and Reports; Filings.

(a)     As promptly as practicable and in any event no later than forty five (45) days after the end of each fiscal quarter ending after the date hereof and before the Closing Date (other than the fourth quarter) or ninety (90) days after the end of each fiscal year ending after the date hereof and before the Closing Date, as the case may be, the Company will deliver to Purchaser true and complete copies of (in the case of any such fiscal year) the audited and (in the case of any such fiscal quarter) the unaudited consolidated balance sheet, and the related audited or unaudited consolidated statements of operations, stockholders’ equity and cash flows, of the Company and its consolidated subsidiaries, in each case as of and for the fiscal year then ended or as of and for each such fiscal quarter and the portion of the fiscal year then ended, as the case may be, together with the notes, if any, relating thereto, which financial statements shall be prepared on a basis consistent with the audited financial statements.

(b)     As promptly as practicable, the Company will deliver to Purchaser true and complete copies of such other financial statements, reports and analyses as may be prepared or received by the Company or any of its consolidated subsidiaries relating to the business or operations of the Company or any of its consolidated subsidiaries or as Purchaser may otherwise reasonably request.

(c)     As promptly as practicable, the Company will deliver copies of all license applications and other filings made by the Company or any of the Company’s Subsidiaries after the date hereof and before the Closing Date with any Governmental or Regulatory Authority, including gaming regulatory authorities (other than routine, recurring filings made in the ordinary course of business consistent with past practice).

Section 4.11     Affiliate Transactions. Prior to the Closing, neither the Company nor any of its Company-Controlled Subsidiaries will enter into any Contract or amend or modify any existing Contract, and will not engage in any transaction outside the ordinary course of business not consistent with past practice or not on an arm’s-length basis (other than pursuant to Contracts disclosed in the Company’s Disclosure Schedule), with the Company or any officer, member, manager or Affiliate of the Company.

Section 4.12     Notice and Cure. The Company will notify Purchaser in writing (where appropriate, through updates to the Disclosure Schedule) of, and contemporaneously will provide Purchaser with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes known to the Company, occurring after the date of this Agreement that causes or will cause any covenant or agreement of the Company under this Agreement to be breached or that renders or will render untrue any representation or warranty of the Company contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit Purchaser’s right to seek indemnity under Article VI hereof.

Section 4.13     Amendments. Except as contemplated by this Agreement, the Company shall not amend, modify, or waive compliance with any provision of any of (i) its Governing Documents, or (ii) any Contract, employee pension or benefit plan of the Company except, with respect to clause (ii) only, in the ordinary course of business consistent with past practice.

Section 4.14     Acquisitions; Dispositions. Except for the Proposed 2007 Financings and mandatory distributions required by Section 13.4 of the Company’s Amended and Restated Operating Agreement in effect as of the date hereof (“Mandatory Distributions”), the Company shall not purchase or otherwise acquire, nor sell or otherwise dispose of, any assets and properties, except in the ordinary course of its business, as conducted at the date hereof; provided, however, that, notwithstanding any provision of this Agreement to the contrary, prior to, or immediately after the Closing Date, the Company shall be allowed to transfer and distribute, in addition to any Mandatory Distributions, up to Ten Million Dollars ($10,000,000.00) to members of the Company other than Purchaser which shall be funded from an additional borrowing under the Credit Facility (such distribution collectively with the Mandatory Distributions, being herein referred to as the “Distributions”).

Section 4.15     Access; Information. Subject to the provisions of Section 4.16, the Company agrees that upon reasonable prior notice and subject to applicable laws relating to the exchange of information, and in a manner so as to not interfere with the normal business operations of the Company, it shall afford Purchaser and its officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period from the date hereof to the Closing to the books, records (including Tax Returns), properties, personnel and such other information of the Company, as Purchaser (or any such representative) may reasonably request and, during such period, the Company shall make available to Purchaser (or any such representative) a copy of all other information relating to the financial, business and legal condition and prospects of the Company as Purchaser (or such representative) may reasonably request, reasonably promptly after such request. All information obtained by Purchaser and its officers, employees, counsel, accountants and other authorized representatives pursuant to this Section 4.15 shall be deemed to be “Confidential Information” subject to the Confidentiality Agreement.

Section 4.16     Confidentiality. Until the filing by NGA HoldCo with the SEC of a registration statement on Form 10-SB, the transactions contemplated by this Agreement shall be maintained in confidence by the Parties, and neither the Company nor Carano shall identify Newport Global Opportunities Fund, L.P., a Delaware limited partnership (“Newport”), as a party in interest with respect to such transactions, except (i) to their counsel, accountants and other representatives and (ii) to the extent that disclosure may be required (A) by applicable law, including without limitation, any required filing with a Governmental Authority (including any Gaming Authority) or (B) in order to obtain any consent or approval or take any other action required to be taken pursuant to the terms of this Agreement. The Parties shall confer with each other and mutually approve the content and timing of any public announcement or other publicly available report regarding the transactions contemplated by this Agreement; provided, however, that each Party shall nevertheless be permitted to issue any press release or report required by applicable law, rules and regulations of the SEC, the Eldorado Indenture or the Credit Facility. Notwithstanding any provision of this Section 4.16 to the contrary, Newport may disclose to its equity owners and to equity offerees of Newport, and the Company may disclose to its equity owners, in each case on a confidential basis, the transaction contemplated by this Agreement. Except as otherwise provided in this Section 4.16, that certain Confidentiality Agreement dated September 28, 2006 (the “Confidentiality Agreement”) previously executed by Purchaser and the Company shall remain in full force and effect and is hereby incorporated herein by reference.

ARTICLE V

Conditions to the Obligations of the Parties

Section 5.01     Conditions to Each Party’s Obligation. The obligation of each Party to effect the Closing hereunder is subject to the fulfillment or written waiver by each of the other Parties at or prior to the Closing of each of the following conditions:

(i)     Governmental and Regulatory Consents. All approvals and authorizations of, filings and registrations with, and notifications to, all Governmental Authorities, including each Gaming Authority, required for the purchase and sale hereunder of the Purchased Interest and the other transactions contemplated by this Agreement and for the prevention of any termination of any material right, privilege, license or franchise of the Company (and in each case, granted by any Governmental Authority, including, without limitation, any right, privilege, license or franchise granted by any Gaming Authority), shall have been obtained or made and shall be in full force and effect and all waiting periods required by law or by rule or regulation of any Governmental Authority, including any Gaming Authority, shall have expired. Notwithstanding any provision to the contrary, none of the foregoing shall be deemed to have been obtained or made if the same shall be subject to any condition or restriction the effect of which is that such condition or restriction could reasonably be expected to have a Material Adverse Effect.

(ii)     Proceedings. There shall exist no action, suit, investigation, litigation or proceeding affecting the Company or any of its Affiliates or threatened before any court, governmental agency or arbitrator that (i) could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Transaction Document or the consummation of the transactions contemplated herein or by any of the Transaction Documents.

(iii)     Actions of NGA HoldCo. NGA HoldCo shall have filed with the SEC a registration statement on Form 10-SB (or such other form as the SEC may require) to register its membership interests under Section 12(g) of the Exchange Act (the “Required SEC Registration”) and the Required SEC Registration shall have become effective in accordance with the provisions of Section 12(g) of the Exchange Act and any applicable rules or regulations thereunder, and such registration shall not have been terminated and no action shall have been taken by NGA HoldCo, the SEC or any other Person seeking such termination.

(iv)     No Injunction. No Governmental Authority of competent jurisdiction, including any Gaming Authority, shall have, after the date of this Agreement, enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits or materially restricts or materially adversely affects the consummation of the transactions contemplated by this Agreement (an “Order”).

(v)     Third Party Consents. All consents or approvals of all Persons, other than Governmental Authorities, including, without limitation, any approvals under, or amendments to, the Company’s First Amended and Restated Operating Agreement as in effect on the date hereof, the Shreveport Indenture, the Eldorado Indenture and the Credit Facility and any approval, from SGHI, required for or in connection with the execution, delivery and performance of this Agreement and the consummation of the purchase and sale of the Purchased Interest and other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

(vi)     Operating Agreement. At Closing, the Amended and Restated Operating Agreement of the Company, in the form included as Annex D hereto, shall be duly executed by all of the parties named on the signature pages thereof.

(vii)     Put-Call Agreement. At Closing, the Put-Call Agreement, in the form included as Annex N hereto, shall be duly executed by Carano, Purchaser and the Company.

Section 5.02     Additional Conditions to Obligation of the Company. In addition to the conditions set forth in Section 5.01, the obligation of the Company to effect the Closing hereunder is also subject to the fulfillment or written waiver by the Company at or prior to the Closing of each of the following conditions:

(i)     Representations and Warranties of Purchaser. The representations and warranties of Purchaser set forth in this Agreement that are qualified as to materiality shall be true and correct, and the respective representations and warranties of Purchaser set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except that representations and warranties that by their terms speak only as of the date of this Agreement or some other date need be true and correct only as of such date; and the Company shall have received from Purchaser a certificate, dated the Closing Date, signed on its behalf by an executive officer of Purchaser to such effect with respect to its representations and warranties.

(ii)     Performance of Obligations of Purchaser. Purchaser shall have performed and complied in all material respects with all covenants and conditions required to be performed or complied with by it under this Agreement at or prior to the Closing Date; and the Company shall have received from Purchaser a certificate, dated the Closing Date, signed on its behalf by an executive officer of Purchaser to such effect with respect to the covenants and conditions applicable to it.

(iii)     Officers’ Certificates. Purchaser shall have delivered to the Company a certificate, dated the Closing Date and executed in the name and on behalf of Purchaser by the Manager of Purchaser, substantially in the form and to the effect of Annex L hereto, and a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of Purchaser, substantially in the form and to the effect of Annex M hereto.

Section 5.03     Additional Conditions to Obligation of Carano. In addition to the conditions set forth in Section 5.01, the obligation of Carano to effect the Closing hereunder is also subject to the fulfillment or written waiver by Carano at or prior to the Closing of each of the following conditions:

(i)     Representations and Warranties of Purchaser. The representations and warranties of Purchaser set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Purchaser set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except that representations and warranties that by their terms speak only as of the date of this Agreement or some other date need be true and correct only as of such date; and Carano shall have received from Purchaser a certificate, dated the Closing Date, signed on its behalf by an executive officer of Purchaser, to such effect with respect to its representations and warranties.

(ii)     Performance of Obligations of Purchaser. Purchaser shall have performed and complied in all material respects with all of the covenants and conditions required to be performed or complied with by it under this Agreement at or prior to the Closing Date; and Carano shall have received from Purchaser a certificate, dated the Closing Date, signed on its behalf by an executive officer of Purchaser, to such effect with respect to the covenants and conditions applicable to it.

(iii)     Officers’ Certificates. Purchaser shall have delivered to Carano a certificate, dated the Closing Date and executed in the name and on behalf of Purchaser by the Manager of Purchaser, substantially in the form and to the effect of Annex L hereto, and a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of Purchaser, substantially in the form and to the effect of Annex M hereto.

Section 5.04     Additional Conditions to Obligation of Purchaser. In addition to the conditions set forth in Section 5.01, the obligation of Purchaser to effect the Closing is also subject to the fulfillment or written waiver by Purchaser at or prior to the Closing of each of the following conditions:

(i)     Representations and Warranties of the Company and Carano. The representations and warranties of the Company and Carano set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company and Carano set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except that representations and warranties that by their terms speak only as of the date of this Agreement or some other date need be true and correct only as of such date; and Purchaser shall have received from the Company and Carano, respectively, a certificate, dated the Closing Date (in the case of the certificate from the Company, signed on its behalf by an executive officer of the Company), to such effect with respect to its or his representations and warranties.

(ii)     Officers’ Certificates.

(A)     The Company shall have delivered to Purchaser a certificate, dated the Closing Date and executed in the name and on behalf of the Company by the Chief Executive Office or any Vice President of the Company, substantially in the form and to the effect of Annex I hereto, and a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of the Company, substantially in the form and to the effect of Annex J hereto.

(B)     Carano shall have delivered to Purchaser a certificate, dated the Closing Date, substantially in the form and to the effect of Annex K hereto.

(iii)     Performance of Obligations of the Company and Carano. Each of the Company and Carano shall have performed and complied with in all material respects all covenants and conditions required to be performed or complied with by it or him under this Agreement at or prior to the Closing Date; and Purchaser shall have received from the Company and Carano, respectively, a certificate, dated the Closing Date (in the case of the certificate from the Company, signed on its behalf by an executive officer of the Company), to such effect with respect to the covenants and conditions applicable to it or him.

(iv)     No Material Change. Since March 31, 2007, the Company shall not have experienced any change in its business, operations, earnings, dividends, assets or financial condition which could reasonably be expected to have a Material Adverse Effect.

ARTICLE VI

Indemnification

Section 6.01     The Company’s Indemnification of Purchaser. After the Closing Date, Purchaser shall, pursuant to this Section 6.01, be entitled to indemnification from the Company against, and shall be held harmless (subject to the limitations set forth herein) by the Company from, any and all damage, loss, liability, fine, deficiency and expense (including, without limitation, interest, court costs, reasonable expenses of investigation and attorneys’ fees and expenses in connection with any action, suit or proceeding) (“Losses”) incurred or suffered by Purchaser arising out of, related to, or in connection with (i) any breaches of the Company’s representations and warranties set forth in this Agreement for the period of survival as set forth in Section 6.06, or (ii) the failure by the Company to perform or comply with in any material respect any of the covenants or conditions on its part to be performed or complied with under this Agreement.

Section 6.02     Carano’s Indemnification of Purchaser. After the Closing Date, Purchaser shall, pursuant to this Section 6.02, be entitled to indemnification from Carano against, and shall be held harmless (subject to the limitations set forth herein) by Carano from, any and all Losses incurred or suffered by Purchaser arising out of, related to, or in connection with (i) any breaches of Carano’s representations and warranties set forth in this Agreement for the period of survival as set forth in Section 6.06, or (ii) the failure by Carano to perform or comply with any of the covenants or conditions on his part to be performed or complied with under this Agreement.

Section 6.03     Purchaser’s Indemnification of the Company. After the Closing Date, the Company shall, pursuant to this Section 6.03, be entitled to indemnification from Purchaser, against, and shall be held harmless by Purchaser, from, any and all Losses incurred or suffered by the Company arising out of, related to or in connection with (i) any breaches of Purchaser’s representations and warranties set forth in this Agreement for the period of survival as set forth in Section 6.06, or (ii) the failure by Purchaser to perform or comply with any of the covenants or conditions on its part to be performed or complied with under this Agreement.

Section 6.04     Purchaser’s Indemnification of Carano. After the Closing Date, Carano shall, pursuant to this Section 6.04, be entitled to indemnification from Purchaser, against, and shall be held harmless by Purchaser, from, any and all Losses incurred or suffered by Carano arising out of, related to or in connection with (i) any breaches of Purchaser’s representations and warranties set forth in this Agreement for the period of survival as set forth in Section 6.06, or (ii) the failure by Purchaser to perform or comply with any of the covenants or conditions on its part to be performed or complied with under this Agreement.

Section 6.05     Notice and Defense of Claims. Each Party entitled to indemnification under this ARTICLE VI (the “Indemnified Party”) shall give notice to the Party or Parties required to provide indemnification (the “Indemnifying Party”) promptly, but not later than forty-five (45) days, after such Indemnified Party receives written notice of any claim, event or matter as to which indemnity may be sought; provided, that the failure of the Indemnified Party to give notice as provided in this Section 6.05 shall not relieve any Indemnifying Party of its obligations under Sections 6.01 through 6.04, except to the extent that such failure actually and materially prejudices the rights of any such Indemnifying Party and then only to the extent of such prejudice. In the event of any claim, action, suit, proceeding or demand asserted by any Person who is not a Party (or a successor to a Party) to this Agreement (a “Third Party-Claim”) that is or gives rise to an indemnification claim, the Indemnifying Party may elect to assume and control the defense of any such claim and any litigation resulting therefrom, provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld or delayed), and the Indemnified Party may participate in such defense at the Indemnified Party’s expense, which shall include counsel of its choice; provided, further, that the Indemnified Party shall have the right to employ, at the Indemnifying Party’s expense, one counsel of its choice to represent the Indemnified Party if, in the Indemnified Party’s reasonable judgment, there exists an actual or potential conflict of interest between the Indemnified Party and the Indemnifying Party or if the Indemnifying Party elects not to defend, compromise or settle a Third-Party Claim; provided, further, that if the Indemnifying Party elects to assume and control the defense but fails to prosecute vigorously and diligently the Third-Party Claim, then the Indemnified Party shall have the right to defend such Third-Party Claim on behalf of and for the account and risk of the Indemnifying Party. The Indemnifying Party shall be deemed to have waived it right to dispute its liability to the Indemnified Party under this Article VI with respect to any Third-Party Claim as to which it elects to control the defense. The Indemnifying Party, in the defense of any such claim or litigation, shall not, except with the prior written consent of the Indemnified Party, consent to entry of any judgment or entry into any settlement (i) that does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect to such claim or litigation, or (ii) that could reasonably be expected to restrict materially the conduct of business of Purchaser or the Company as then conducted.

Section 6.06     Survival of Representations and Warranties. Notwithstanding any right of Purchaser (whether or not exercised) to investigate the affairs of the Company and the Subsidiaries or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Agreement, the Company, Carano and Purchaser have the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Agreement. The representations, warranties, covenants and agreements of the Company, Carano and Purchaser contained in this Agreement will survive the Closing (a) indefinitely with respect to (i) the representations and warranties contained in Sections 3.02(iv), (v) and (viii), 3.03(i), (ii) and (iii) and 3.04(iii), and (ii) the covenants and agreements contained in Sections 4.09 and 8.04; (b) until sixty (60) days after the expiration of all applicable statutes of limitation (including all periods of extension, whether automatic or permissive) with respect to matters covered by Section 3.02(xvii), (xx) and (xxii), Section 3.02(xv) and (xxvi) (insofar as they relate to ERISA matters); (c) until two years from closing in the case of all other representations and warranties and any covenant or agreement to be performed in whole or in part on or prior to the Closing; (d) until five years from closing in the case of the representations and warranties contained in Section 3.02(xxvi) (insofar as they relate to Environmental Law), (xxvii) and (xxviii); or (e) with respect to each other covenant or agreement contained in this Agreement, until sixty (60) days following the last date on which such covenant or agreement is to be performed or, if no such date is specified, indefinitely; provided that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with clause (b), (c), (d) or (e) above will continue to survive if a notice of a claim shall have been timely given pursuant to Section 6.05 on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Section 6.05.

Section 6.07     Remedies.

THE PARTIES ACKNOWLEDGE AND AGREE THAT THE REMEDIES SET FORTH IN THIS ARTICLE VI ARE INTENDED TO BE, AND SHALL BE, THE SOLE AND EXCLUSIVE REMEDIES WITH RESPECT TO ANY AND ALL BREACHES OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT OF ANY PARTY UNDER THIS AGREEMENT OR ANY ACTUAL OR ALLEGED FAILURE TO PERFORM UNDER OR IN CONNECTION WITH THIS AGREEMENT OR MISREPRESENTATION RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT THIS SECTION 6.07 SHALL NOT PRECLUDE ANY REMEDY OTHERWISE AVAILABLE FOR FRAUD OR VIOLATION OF FEDERAL OR STATE SECURITIES LAWS.

Section 6.08     Certain Damages. NO PARTY NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE LIABLE TO ANY OTHER PARTY OR TO ANY OF ITS AFFILIATES OR REPRESENTATIVES FOR PUNITIVE, SPECIAL, EXEMPLARY, INCIDENTAL, INDIRECT, CONSEQUENTIAL, REMOTE, OR SPECULATIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED ON CONTRACT, TORT, STRICT LIABILITY, VIOLATION OF LAW, OR ANY OTHER LEGAL OR EQUITABLE PRINCIPLE; PROVIDED, HOWEVER, THAT THIS SECTION 6.08 SHALL NOT PRECLUDE ANY DAMAGES OTHERWISE AVAILABLE FOR FRAUD OR VIOLATION OF FEDERAL OR STATE SECURITIES LAWS.

ARTICLE VII

Termination

Section 7.01     Termination. This Agreement may be terminated:

(i) Consent. At any time prior to the Closing, by the mutual consent of the Parties.

(ii)     Breach.

(A)     At any time prior to the Closing, by the Company or Carano in the event of either: (1) a breach by Purchaser of any representation or warranty contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach; or (2) a breach by Purchaser of any of the covenants or conditions contained herein, which breach cannot be or has not been cured within ten (10) Business Days after the giving of written notice to the breaching party of such breach and which breach in the case of either of (1) or (2) above, would cause any condition set forth in Article V hereof not to be satisfied.

(B)     At any time prior to the Closing, by the Purchaser in the event of either: (1) a breach by any of the other Parties of any representation or warranty contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach; or (2) a breach by any of the other Parties of any of the covenants or conditions contained herein, which breach cannot be or has not been cured within ten (10) Business Days after the giving of written notice to the breaching party of such breach and which breach in the case of either of (1) or (2) above, would cause any condition set forth in Article V hereof not to be satisfied.

(iii)     Delay. At any time prior to the Closing, by the Company, Carano or Purchaser in the event that the Closing shall have failed to occur on or before December 31, 2007, except to the extent that such failure arises out of or results from any breach of this Agreement by, or knowing action or inaction of, the Party seeking to terminate pursuant to this Section 7.01(iii).

(iv)     No Approval. By the Company, Carano or Purchaser if the approval of any Governmental Authority required for consummation of the purchase and sale of the Purchased Interest and/or any other transactions contemplated by this Agreement shall have been denied by final non-appealable action of such Governmental Authority, or such Governmental Authority shall have requested the permanent withdrawal of any application therefor, or any such approval shall be made subject to any condition or restriction described in the last sentence of Section 5.01(i).

(v)     Order. At any time prior to the Closing by the Company, Carano or Purchaser if any Order permanently restraining, enjoining or otherwise prohibiting consummation of the purchase and sale of the Purchased Interest and/or any other transactions contemplated by this Agreement shall become final and non-appealable or any law, rule or regulation is in effect or is adopted or issued, which has the effect of prohibiting the purchase and sale of the Purchased Interest and/or any other transactions contemplated by this Agreement.

Section 7.02     Effect of Termination. In the event of termination of this Agreement pursuant to this ARTICLE VII, no Party shall have any liability or further obligation to any other Party, except (a) as set forth in Sections 4.16 and 8.04, and (b) that termination will not relieve a breaching party from liability for any breach of this Agreement.

ARTICLE VIII

Other

Section 8.01     Notices. All notices, requests and other communications hereunder to a Party shall be in writing and shall be deemed given (a) on the date of delivery, if personally delivered or delivered by facsimile copy (with confirmation), (b) on the first business day following the date of dispatch, if delivered by a nationally recognized next-day courier service, or (c) on the third Business Day following the date of mailing, if mailed by registered or certified mail (return receipt requested), in each case to such Party at its address or facsimile number set forth below or such other address or number as such Party may specify by notice to the Parties.

If to the Company:

Eldorado Resorts LLC

345 N. Virginia Street

Reno, Nevada 89501

Attention: Chief Financial Officer

Facsimile: (775) 348-7513

with a copy to:

John Frankovich, Esq.

McDonald Carano Wilson LLP

100 West Liberty Street, 10th Floor

Reno, NV 89501

Facsimile: (775) 788-2020

If to Carano:

Donald L. Carano

Executive Officer - Eldorado Hotel

345 North Virginia Street

Reno, NV 89501

Facsimile: (775) 348-9259

with a copy to:

John Frankovich, Esq.

McDonald Carano Wilson LLP

100 West Liberty Street, 10th Floor

Reno, NV 89501

Facsimile: (775) 788-2020

If to Purchaser:

Newport Global Advisors

Newport Global Opportunities Fund LP

21 Waterway Avenue, Suite 150

The Woodlands, Texas 77380

Attention: Mr. Thomas Reeg, Managing Director

Facsimile: (713) 559-7499

With a copy to:

Milbank, Tweed, Hadley & McCloy LLP

601 South Figueroa Street, 30th Floor

Los Angeles, CA 90017

Attention: Ken Baronsky

Facsimile: (213) 892-4733

Section 8.02     Entire Understanding; No Third-Party Beneficiaries. This Agreement represents the entire understanding of the Parties with reference to the transactions contemplated hereby and this Agreement supersedes any and all other oral or written agreements heretofore made with respect to the subject matter hereof. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties, or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 8.03     Waiver; Amendment. Prior to the Closing, any provision of this Agreement may be (a) waived by the Party benefited by the provision, or (b) amended or modified at any time, by an agreement in writing among the Parties approved or authorized and executed by each Party in the same manner as this Agreement.

Section 8.04     Expenses. Each Party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including, without limitation, all accounting, legal, gaming application and licensure fees, SEC registration fees and investment banking fees.

Section 8.05     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original.

Section 8.06     Governing Law; Enforcement; Waiver of Jury Trial.

(a)     This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Nevada applicable to contracts made and to be performed entirely within such State. The Parties hereby irrevocably submit to the exclusive jurisdiction of the state district court of Washoe County, Nevada (the “Chosen Court”) in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by the Chosen Court, and the Parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in the Chosen Court. The Parties hereby consent to and grant the Chosen Court exclusive jurisdiction over the person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.01 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.06(b).

Section 8.07     Disclaimer of Corporate Opportunity Doctrine. Each of the parties hereto acknowledges that the Purchaser and its Affiliates may review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company or its Subsidiaries. Nothing in this Agreement shall preclude or in any way restrict the Purchaser or its Affiliates from investing or participating in any particular enterprise, or trading in the securities thereof, whether or not such enterprise has products or services that compete with those of the Company or any of its Subsidiaries. Except as the Purchaser or its Affiliates may otherwise agree in writing after the date hereof with respect to itself or its Affiliates (or its or its Affiliates’ employees, officers, directors, partners, members, stockholders, or agents): (i) such Persons shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly: (A) engage in the same or similar business activities or lines of business as the Company or any of its Subsidiaries and (B) do business with any client or customer of the Company or any of its Subsidiaries; (ii) no such Person shall be liable to the Company or any of its Subsidiaries or stockholders for breach of any duty (contractual or otherwise) by reason of any such activities or of such Person’s participation therein; and (iii) in the event that any such Person acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company or its Subsidiaries on the one hand, and any such Person on the other hand, or any other person, no such Person shall have any duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of its Subsidiaries or any of its stockholders and, notwithstanding any provision of this Agreement to the contrary, such Persons shall not be liable to the Company or its Subsidiaries or shareholders for breach of any duty (contractual or otherwise) by reason of the fact that any such Person directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Company or its Subsidiaries or stockholders.

Notwithstanding any other provision of this Section 8.07 to the contrary, this Section 8.07 is not intended to, and shall not, relieve any Person who is or becomes a party to the Operating Agreement, as the same may be amended from time to time, or is or becomes an officer or member of the Board of Managers of the Company from the obligations of such Person under the Operating Agreement, as the same may be amended from time to time.

Section 8.08     Certain Construction Rules. The article and section headings and captions and the table of contents contained in this Agreement are for convenience of reference only and shall in no way define, limit, extend, or describe the scope or intent of any provisions of this Agreement. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa. In addition, as used in this Agreement, unless otherwise provided to the contrary, (A) all references to days, months or years shall be deemed references to calendar days, months or years, and (B) any reference to a “Section,” “Article,” or “Schedule” shall be deemed to refer to a section or article of this Agreement or a schedule attached to this Agreement. The words “hereof,” “herein,” “hereunder,” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. The term “including” shall mean “including without limitation.” A reference to any matter on a Schedule to this Agreement does not constitute a stipulation that such matter is “material” or would have a “Material Adverse Effect.”

[Signature page to follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement, in the case of the Company and Purchaser, by their duly authorized officers, as of the date first above stated.

ELDORADO RESORTS LLC

By:	/s/ Donald L. Carano
CEO

NGA ACQUISITIONCO, LLC

By:	/s/ Thomas R. Reeg

CARANO

/s/ Donald L. Carano
Donald L. Carano